EXHIBIT  99.1

FOR RELEASE

Date: January 22, 2021
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record High Net Income for Both the Three and Six Months Ended December 31, 2020

Catskill, N.Y. – January 22, 2021-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for the Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2020, which is the second quarter of the Company’s fiscal year ending June 30, 2021. Net income for the three and six months ended December 31, 2020 was $6.2 million, or $0.73 per basic and diluted share, and $11.1 million, or $1.30 per basic and diluted share, respectively, as compared to $5.1 million, or $0.60 per basic and diluted share, and $10.0 million, or $1.17 per basic and diluted share, for the three and six months ended December 31, 2019, respectively.

Donald Gibson, President & CEO stated: “I am pleased to report another very solid quarter. Net income for the three and six months ended December 31, 2020 were both at record high levels.  I am also pleased to report we were recently named as a “Banking Performance Powerhouse” by Bank Director in their 2021 Ranking Banking study. The study featured only the highest 20 performing banks in the United States. The high-performing banks were selected based on total shareholder return generated over a 20-year period ended June 30, 2020.”

Total consolidated assets for the Company were $1.9 billion at December 31, 2020, primarily consisting of $740.9 million of total securities available-for-sale and held-to-maturity and $1.0 billion of net loans.  Consolidated deposits totaled $1.7 billion at December 31, 2020, consisting of retail, business and municipal banking relationships.  The Bank of Greene County operates 17 full-service banking offices, with operations and lending centers located in the Capital District and Hudson Valley Regions of New York State.

The novel strain of coronavirus (“COVID-19”) continues to impact business throughout the country and in the markets that we serve.  With the continued uncertainty regarding the duration of the pandemic and effectiveness of containment strategies, the overall impact to the Company’s financial position cannot be determined at this time.  However, the Company continues to maintain strong asset quality, capital and liquidity.  Management believes it is still well positioned to withstand the financial impact from this health crisis and continues to stand by and work hand in hand with local businesses to be stronger than ever.

Depending upon the duration of the COVID-19 pandemic and the adequacy of strategies put in place by local and federal governments, borrowers may not have the ability to repay their debt and may ultimately result in losses to the Company.  Management continues to closely monitor credit relationships, particularly those on payment deferral or are currently adversely classified.  As discussed under Asset Quality and Loan Loss Provision below, the Company has continued to increase its allowance for loan losses during the three and six months ended December 31, 2020 and believes that total reserves are adequate.

Selected highlights for the three and six months ended December 31, 2020 are as follows:

Net Interest Income and Margin
•
Net interest income increased $2.7 million to $13.6 million for the three months ended December 31, 2020 from $10.9 million for the three months ended December 31, 2019. Net interest income increased $4.0 million to $25.4 million for the six months ended December 31, 2020 from $21.4 million for the six months ended December 31, 2019. The increase in net interest income was primarily the result of the growth in the average balance of interest-earnings assets, which increased $434.8 million and $421.6 million when comparing the three and six months ended December 31, 2020 and 2019, respectively.

Average loan balances increased $203.5 million and $214.4 million and the yield on loans decreased 16 and 44 basis points for the three and six months ended December 31, 2020 and 2019, respectively.  Included in interest-earning assets at December 31, 2020, are $62.1 million of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%.  A decline in yields on loans was offset by the receipt of $1.5 million in SBA PPP fee income for the three and six months ended December 31, 2020, which was realized through a deferred origination fee and recognized within interest income.  There were no SBA PPP loans outstanding at December 31, 2019.  Average securities increased $204.2 million and $202.6 million, and the yield on such securities decreased 71 basis points and 73 basis points when comparing the three and six months ended December 31, 2020 and 2019, respectively.  Average interest-bearing bank balances and federal funds increased $27.5 and $4.9 million, and the yield decreased 178 and 183 basis points when comparing the three and six months ended December 31, 2020 and 2019, respectively.

Cost of interest-bearing liabilities decreased 43 and 39 basis points when comparing the three and six months ended December 31, 2020 and 2019, respectively.  The cost of NOW deposits decreased 61 and 56 basis points, the cost of savings and money market deposits decreased 17 and 13 basis points, and the cost of certificates of deposit decreased 22 and 16 basis points when comparing the three and six months ending December 31, 2020, and 2019, respectively.  The decrease in cost of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $371.8 million and $360.6 million, most notably due to an increase in NOW deposits of $305.1 million and $300.7 million, an increase in average savings and money market deposits of $60.0 million and $54.4 million, and an increase in borrowings of $7.9 million and $7.0 million when comparing the three and six months ended December 31, 2020 and 2019, respectively. The cost on borrowings increased 261 and 190 basis points when comparing the three and six months ended December 31, 2020 and 2019.  The increase in cost on borrowings was due to the Company entering into Subordinated Note Purchase Agreements discussed within the borrowings section below.  Yields on interest-earning assets and costs of interest bearing liabilities continue to decline as a result of the low interest rate environment brought on by Federal Reserve Board interest rate decreases during fiscal 2020.
•
Net interest rate spread and margin both decreased when comparing the three and six months ended December 31, 2020 and 2019. Net interest rate spread decreased eight basis points to 2.91% for the three months ended December 31, 2020 compared to 2.99% for the three months ended December 31, 2019. Net interest rate spread decreased 25 basis points to 2.81% for the six months ended December 31, 2020 compared to 3.06% for the six months ended December 31, 2019. Net interest margin decreased 15 basis points and 30 basis points to 2.96% and 2.88%, respectively, for the three and six months ended December 31, 2020 compared to 3.11% and 3.18%, respectively, for the three and six months ended December 31, 2019.  Decreases in net interest spread and margin resulted primarily from lower yields on loans and securities offset by growth in average loan and securities balances and lower costs of interest-bearing liabilities.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.11% and 3.29% for the three months ended December 31, 2020 and 2019, respectively, and was 3.04% and 3.36% for the six months ended December 31, 2020 and 2019, respectively.  The decreases in net interest margin is impacted by growth in interest earning assets and declines on yields of interest earning assets due to the low interest rate environment brought on by Federal Reserve Board interest rate decreases during fiscal 2020.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $1.3 million and $690,000 for the three months ended December 31, 2020 and 2019, respectively, and amounted to $2.5 million and $1.2 million for the six months ended December 31, 2020 and 2019, respectively. The increase in provision for loan loss was due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified. The Company instituted a loan deferment program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act.    At December 31, 2020, the Company had $14.5 million or 66 loans on payment deferral as a result of the pandemic, which is down from $193.5 million or 706 loans at June 30, 2020.  Management continues to monitor these loans, however, it remains uncertain that all of these loans will continue to perform as agreed once they reach the end of the deferral period.  At December 31, 2020, there were four loans totaling $204,000 that were previously on deferment that are now on nonaccrual.  These loans are within the residential and commercial loan portfolios. Loans classified as substandard or special mention totaled $38.2 million at December 31, 2020 and $32.8 million at   June 30, 2020, an increase of $5.4 million.  Loans classified as substandard or special mention increased due to insufficient cash flows and revenues related to the COVID-19 pandemic.  Reserves on loans classified as substandard or special mention totaled $3.4 million at December 31, 2020 compared to $2.4 million at June 30, 2020, an increase of $981,000 which is attributable to the increase in classified loans. No loans were classified as doubtful or loss at December 31, 2020 or June 30, 2020. Allowance for loan losses to total loans receivable was 1.74% at December 31, 2020 compared to 1.62% at June 30, 2020.  Total loans receivable included $62.1 million and $99.8 million of SBA Paycheck Protection Program (PPP) loans at December 31, 2020 and June 30, 2020, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.85% and 1.80% at December 31, 2020 and June 30, 2020, respectively.

•
Net charge-offs for the three months ended December 31, 2020 totaled $588,000 compared to $149,000 for the three months ended December 31, 2019.  Net charge-offs totaled $626,000 and $457,000 for the six months ended December 31, 2020 and 2019, respectively. The increase in charge-off activity for the six months ended December 31, 2020 was primarily within the commercial loan portfolio offset by recoveries on consumer installment loans of $40,000.

•
Nonperforming loans amounted to $2.8 million and $4.1 million at December 31, 2020 and June 30, 2020, respectively. The decrease in nonperforming loans during the period was primarily due to $1.3 million in loan repayments, $588,000 in charge-offs, $293,000 in loans returned to performing status, offset by $861,000 of loans placed into nonperforming status. At December 31, 2020 nonperforming assets were 0.17% of total assets compared to 0.24% at June 30, 2020. Nonperforming loans were 0.27% and 0.41% of net loans at December 31, 2020 and June 30, 2020, respectively. At December 30, 2019, nonperforming assets to total assets were 0.25% and nonperforming loans to net loans were 0.40%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $78,000, or 3.4%, and totaled $2.4 million and $2.3 million for the three months ended December 31, 2020 and 2019, respectively. Noninterest income decreased $110,000, or 2.4%, and totaled $4.5 million and $4.6 million for the six months ended December 31, 2020 and 2019. The decrease was primarily due to decreases in service charges on deposit accounts, primarily from a lower volume of nonsufficient fund fees, offset by an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards.

•
Noninterest expense increased $1.0 million, or 15.4%, to $7.5 million for the three months ended December 31, 2020 as compared to $6.5 million for the three months ended December 31, 2019. Noninterest expense increased $1.7 million, or 13.2%, to $14.7 million for the six months ended December 31, 2020, compared to $13.0 million for the six months ended December 31, 2019. The increase in noninterest expense during the three and six months ended December 31, 2020 were primarily due to an increase in salaries and employee benefits expenses resulting from additional staffing for a new branch located in Albany, New York, which opened in September 2020.  Due to continued growth, staffing was also increased within our lending department, information technology department and branch offices. FDIC insurance premiums also increased for the three and six months December 31, 2020, due to credits received during the three and six months ended December 31, 2019.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 14.0% and 13.0% for the three and six months ended December 31, 2020, compared to 14.8% and 15.4% for the three and six months ended December 31, 2019.  The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.9 billion at December 31, 2020 and $1.7 billion at June 30, 2020, an increase of $188.1 million, or 11.2%.
•
Securities available-for-sale and held-to-maturity increased $130.5 million, or 21.4%, to $740.9 million at December 31, 2020 as compared to $610.4 million at June 30, 2020. This increase was the result of utilizing excess cash on hand due to an increase in deposits. Securities purchases totaled $296.2 million during the six months ended December 31, 2020 and consisted of $189.5 million of state and political subdivision securities and $89.0 million of mortgage-backed securities, $6.0 million of corporate securities, $7.0 million of US Government Agency securities and $4.7 million of other securities. Principal pay-downs and maturities during the six months amounted to $163.8 million, primarily consisting of $35.3 million of mortgage-backed securities, $118.1 million of state and political subdivision securities, and $4.6 million of collateralized mortgage obligations, $2.5 million of US Government agency securities, $2.0 million of corporate debt securities and $1.3 million of other securities.

•
Net loans receivable increased $38.0 million, or 3.8%, to $1.0 billion at December 31, 2020 from $993.5 million at June 30, 2020.  Of the $1.0 billion in net loans receivable at December 31, 2020, $62.1 million were SBA Paycheck Protection Program loans. The loan growth experienced during the six months consisted primarily of $66.7 million in commercial real estate loans, $20.2 million in residential real estate loans and $2.9 million in multi-family loans. This growth was partially offset by a $4.4 million decrease in residential construction and land loans, $2.7 million decrease in commercial construction loans, $2.2 million decrease in home equity loans, $42.0 million decrease in commercial loans of which $37.7 million consisted of SBA PPP loans, $1.9 million increase in allowance for loan losses offset by a $1.4 million increase in deferred fees due to the forgiveness of SBA PPP loans.  SBA PPP loans decreased $37.7 million to $62.1 million from $99.8 million at June 30, 2020, due to the receipt of forgiveness proceeds.

•
Deposits totaled $1.7 billion at December 31, 2020 and $1.5 billion at June 30, 2020, an increase of $178.6 million, or 11.9%. Noninterest-bearing deposits increased $19.6 million, or 14.2%, NOW deposits increased $137.2 million, or 14.4%, money market deposits increased $488,000 or 0.4%, and savings deposits increased $21.8 million, or 9.1%, when comparing December 31, 2020 and June 30, 2020.  These increases were offset by a decrease in certificates of deposits of $506,000, or 1.4%, when comparing December 31, 2020 and June 30, 2020. Deposits increased during the six months ended December 31, 2020 as a result of an increase in new account relationships, the opening of a new branch on Wolf Road in Albany County, NY, and an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection and new account relationships.

•
Borrowings for the Company amounted to $25.7 million at December 31, 2020 compared to $25.5 million at June 30, 2020, an increase of $217,000.  At December 31, 2020, borrowings consisted of $6.1 million in term advances with the Federal Home Loan Bank of New York (“FHLB”), and $19.6 million of Fixed-to-Floating Rate Subordinated Notes.  During the six months ended December 31, 2020, the Company repaid $10.9 million of Paycheck Protection Plan Lending Facility “(PPPLF”) proceeds, $7.0 million of short-term borrowings with Atlantic Central Bankers Bank and $1.5 million of term borrowings with the FHLB.  The Company entered into Subordinated Note Purchase Agreements on September 17, 2020, issued at 4.75% Fixed-to-Floating Rate due September 15, 2030, in the aggregate principal amount of $20.0 million.  These notes are callable on September 15, 2025.  At December 31, 2020, there were $19.6 million of Subordinated Note Purchases Agreements outstanding, net of issuance costs.

•
Shareholders’ equity increased to $138.7 million at December 31, 2020 from $128.8 million at June 30, 2020, resulting primarily from net income of $11.1 million, partially offset by dividends declared and paid of $941,000 and an increase in other accumulated comprehensive loss of $198,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for the Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)
	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2020	2019	2020	2019
Interest income	$14,949	$13,197	$28,287	$25,805
Interest expense	1,340	2,286	2,862	4,394
Net interest income	13,609	10,911	25,425	21,411
Provision for loan losses	1,262	690	2,505	1,241
Noninterest income	2,394	2,316	4,472	4,582
Noninterest expense	7,540	6,535	14,673	12,957
Income before taxes	7,201	6,002	12,719	11,795
Tax provision	1,006	889	1,649	1,819
Net Income	$6,195	$5,113	$11,070	$9,976

Basic and diluted EPS	$0.73	$0.60	$1.30	$1.17
Weighted average shares outstanding	8,513,414	8,537,010	8,513,414	8,537,412
Dividends declared per share [4]	$0.12	$0.11	$0.24	$0.22

Selected Financial Ratios
Return on average assets[1]	1.33%	1.44%	1.24%	1.46%
Return on average equity[1]	18.28%	17.29%	16.61%	17.16%
Net interest rate spread[1]	2.91%	2.99%	2.81%	3.06%
Net interest margin[1]	2.96%	3.11%	2.88%	3.18%
Fully taxable-equivalent net interest margin[2]	3.11%	3.29%	3.04%	3.36%
Efficiency ratio[3]	47.12%	49.41%	49.08%	49.85%
Non-performing assets to total assets			0.17%	0.25%
Non-performing loans to net loans			0.27%	0.40%
Allowance for loan losses to non-performing loans			663.16%	413.85%
Allowance for loan losses to total loans			1.74%	1.62%
Shareholders’ equity to total assets			7.44%	8.35%
Dividend payout ratio[4]			18.46%	18.80%
Actual dividends paid to net income[5]			8.50%	13.79%
Book value per share			$16.30	$14.12
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes for the three and six months ended December 31, 2020 and 2019.  The rate used for this adjustment for New York State income taxes was 3.98% and 3.32% for New York State income taxes for the period ended December 31, 2020 and 2019. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended December 31,		For the six months ended December 31,
(Dollars in thousands)	2020	2019	2020	2019
Net interest income (GAAP)	$13,609	$10,911	$25,425	$21,411
Tax-equivalent adjustment	705	627	1,407	1,203
Net interest income (fully taxable-equivalent basis)	$14,314	$11,538	$26,832	$22,614

Average interest-earning assets	$1,838,376	$1,403,622	$1,766,929	$1,345,295
Net interest margin (fully taxable-equivalent basis)	3.11%	3.29%	3.04%	3.36%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended December 31, 2020, September 30, 2020 and September 30, 2019. Dividends declared during the three months ended December 31, 2019 were paid to the MHC. The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At December 31, 2020	At June 30, 2020
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$57,024	$40,463
Long term certificate of deposit	4,093	4,070
Securities- available for sale, at fair value	332,104	226,709
Securities- held to maturity, at amortized cost	408,769	383,657
Equity securities, at fair value	292	267
Federal Home Loan Bank stock, at cost	1,158	1,226

Gross loans receivable	1,051,167	1,012,660
Less: Allowance for loan losses	(18,270)	(16,391)
Unearned origination fees and costs, net	(1,378)	(2,747)
Net loans receivable	1,031,519	993,522

Premises and equipment	14,052	13,658
Accrued interest receivable	8,475	8,207
Foreclosed real estate	385	-
Prepaid expenses and other assets	7,058	5,024
Total assets	$1,864,929	$1,676,803

Liabilities and shareholders’ equity
Noninterest bearing deposits	$157,778	$138,187
Interest bearing deposits	1,521,940	1,362,888
Total deposits	1,679,718	1,501,075

Borrowings from other banks, short-term	-	17,884
Borrowings from FHLB, long term	6,100	7,600
Subordinated notes payable	19,601	-
Accrued expenses and other liabilities	20,774	21,439
Total liabilities	1,726,193	1,547,998
Total shareholders’ equity	138,736	128,805
Total liabilities and shareholders’ equity	$1,864,929	$1,676,803
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.